Exhibit 4

AMENDMENT NO. 2 TO RIGHTS AGREEMENT

AMENDMENT NO. 2, dated as of December 7, 2004, to the Rights Agreement dated as of November 19, 1997 (the “Rights Agreement”) between Fortune Brands, Inc. (the “Company”) and Equiserve, Inc. (as successor in interest to First Chicago Trust Company of New York), as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement, specifying the terms of the Rights (as defined therein); and

WHEREAS, on December 24, 2002, the Company and the Rights Agent entered into Amendment No. 1 of the Rights Agreement, in accordance with Section 27 of the Rights Agreement, in order to provide for a three-year independent director evaluation of the Rights; and

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, in accordance with Section 27 of the Rights Agreement, in order to change the Expiration Date, as defined in the Rights Agreement, from December 24, 2007 to December 24, 2004;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement, Amendment No. 1 thereto, and this Amendment No. 2, the parties agree as follows:

1. Section 7 is amended by deleting subparagraph (b) in its entirety and replacing it with the following subparagraph (b):

(b) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein)

in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate evidencing such Rights, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) the close of business on December 24, 2004 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.

2. Exhibit B of the Rights Agreement, the Form of Rights Certificate, is amended by deleting the first sentence of the Legend at the top of the Certificate in its entirety and replacing it with the following:

NOT EXERCISABLE AFTER DECEMBER 24, 2004 OR EARLIER IF REDEMPTION OR EXCHANGE OCCURS.

3. Exhibit C of the Rights Agreement, the Summary of Rights to Purchase Preferred Shares, is amended by deleting the fourth paragraph thereof in its entirety and replacing it with the following:

The Rights are not exercisable until the Distribution Date. The Rights will expire on December 24, 2004 (the “Final Expiration Date”), unless the Final Expiration Date is extended or unless the Rights are earlier redeemed or exchanged by the Company, in each case, as described below.

4. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

5. This Amendment shall be effective as of the date first written above and, except as set forth above, the Rights Agreement shall remain in full force and effect and shall otherwise be unaffected hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 2 to be duly executed, all as of the date first written above.

ATTEST:		FORTUNE BRANDS, INC.

By	/s/ Russell W. Hahn	By	/s/ Mark A. Roche
Name:	Russell W. Hahn	Name:	Mark A. Roche
Title:	Assistant Secretary	Title:	Senior Vice President,
General Counsel and Secretary

ATTEST:		EQUISERVE, INC.

By	/s/ Thomas Lindeman	By	/s/ Peter Sablich
Name:	Thomas Lindeman	Name:	Peter Sablich
Title:	Senior Man. Director	Title:	Managing Director

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